Exhibit 23.3

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the use in this Registration Statement on Form S-8 (the “Registration Statement”), or in any amendment to the Registration Statement or to any amendment or supplements thereto, of Mines Management, Inc. (the “Company”) of the name of Mine Development Associates Inc. as it relates to and to the incorporation by reference of mineralization or resources and other analyses performed by us in our capacity as an independent consultant to the Company, which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to all references to us contained in such Registration Statement.

MINE DEVELOPMENT ASSOCIATES INC.

/s/ Steve Ristorcelli
Name: Steve Ristorcelli
Title: Principal Geologist

Reno, Nevada

February 1, 2013